As filed with the Securities and Exchange Commission on November 6, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

HIGH STREET CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	56-2248359

(State or other jurisdiction of	(I.R.S. Employer

incorporation or organization)	Identification No.)

1310 Hendersonville Road Asheville, North Carolina	28803

(Address of principal executive offices)	(Zip code)

HIGH STREET CORPORATION MANAGEMENT STOCK OPTION PLAN
HIGH STREET CORPORATION NON-EMPLOYEE STOCK OPTION PLAN
(Full title of the plans)

J. Edgar McFarland
President and Chief Executive Officer
High Street Corporation
1310 Hendersonville Road
Asheville, North Carolina 28803
(828) 277-5001
(Name, address and telephone number, including area code, of agent for service)

with a copy to:

J. Norfleet Pruden, III
Kennedy Covington Lobdell & Hickman, L.L.P.
100 North Tryon Street
Suite 4200
Charlotte, North Carolina 28202
(704) 331-7400

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Amount of
to be Registered	Registered	Per Share(1)	Price	Registration Fee

Common Stock, no par value:	179,066 shares	$9.00	$1,611,594	$403	(2)

Shares subject to outstanding options under the Plans*

Common Stock, no par value:	83,555 shares	$6.55	$547,285	$137	(3)

Shares available for future grant under the Plans*

PART I
PART II
SIGNATURES
NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
MANAGEMENT STOCK OPTION PLAN
OPINION OF KENNEDY COVINGTON LOBDELL & HICKMAN
POWER OF ATTORNEY

*	The shares of Common Stock are being offered to eligible employees and directors of Registrant and its direct and indirect subsidiaries pursuant to options granted to them in accordance with the terms of the High Street Corporation Management Stock Option Plan and the High Street Corporation Non-Employee Director Stock Option Plan (collectively, the “Plans”), as assumed and adopted by Registrant in connection with the reorganization of High Street Banking Company into a holding company form of organization whereby High Street Banking Company became the wholly-owned subsidiary of Registrant.

(1)	For the sole purpose of calculating the Registration Fee, the number of shares to be registered under this Registration Statement has been broken down into two subtotals.

(2)	Pursuant to Rule 457(h), such Registration Fee is based upon a price per share of $9.00, reflecting the weighted average price of the 179,066 outstanding options under the Plans.

(3)	Pursuant to Rule 457(c) and (h)(1), such Registration Fee is based upon $6.55, the average of the high and low price of Registrant’s common stock on the OTC Bulletin Board on October 30, 2001.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

     The information required by Item 1 is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

     The information required by Item 2 is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by Registrant with the Securities and Exchange Commission are incorporated by reference into this registration statement:

(a)	The registrant’s Current Report on Form 8-K filed pursuant to Rule 12g-3, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on November 1, 2001.

     In addition, all documents subsequently filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the dates of filing of such documents.

Item 4. Description of Securities.

     The common stock of High Street Banking Company, Registrant’s subsidiary, was registered as a class with the Federal Deposit Insurance Corporation (FDIC), under Section 12(g) of the Exchange Act.

As a result of a holding company reorganization, Registrant became the successor registrant under Section 12(g) pursuant to Rule 12g-3, promulgated under the Exchange Act, by virtue of the Form 8-K filed by Registrant as successor registrant of the Bank. Accordingly, because there is no registration statement on file that describes Registrant’s securities, a description of the securities is included here.

     General. Registrant’s authorized capital stock consists of 20,000,000 shares of common stock, no par value per share.

     Dividend Rights. Holders of shares of Registrant’s common stock are entitled to receive such cash dividends as the board of directors of Registrant may declare out of legally available funds. However, the payment of dividends by Registrant is subject to the restrictions of North Carolina law applicable to the declaration of dividends by a business corporation. Under such provisions, cash dividends may not be paid if a corporation will not be able to pay its debts as they become due in the usual course of business after making such cash dividend distribution or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy certain liquidation preferential rights.

     Voting Rights. Each share of Registrant’s common stock entitles the holder thereof to one vote on all matters upon which shareholders have the right to vote. The board of directors of Registrant is classified so that approximately one-third of the directors will be elected each year. Shareholders of Registrant are not entitled to cumulate their votes for the election of directors.

     Liquidation Rights. In the event of any liquidation, dissolution or winding up of Registrant, the holders of shares of Registrant’s common stock will be entitled to receive, after payment of all debts and liabilities of Registrant, all remaining assets of Registrant available for distribution in cash or in kind.

     Preemptive Rights; Redemption. Holders of shares of Registrant’s common stock will not be entitled to preemptive rights with respect to any shares that may be issued. The registrant’s common stock is not subject to any redemption rights.

     Classification of the Board of Directors. Registrant’s articles of incorporation provide that the board of directors of Registrant shall be divided into three classes, which shall be as nearly equal in number as possible. Each director generally serves for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected. However, to establish staggered terms for the board of directors of Registrant, the initial directors of Registrant in the first class will serve for a term ending on the date of the next annual meeting of shareholders of Registrant, and the initial directors in the second class will serve for a term ending on the second annual meeting of shareholders of Registrant following the date hereof. Due to the classified board, approximately one-third of the members of the board of directors of Registrant will be elected each year, and two annual meetings will be required for Registrant’s shareholders to change a majority of the members constituting the board of directors of Registrant.

     North Carolina Shareholder Protection Act and North Carolina Control Share Acquisition Act. The articles of incorporation of Registrant provide that the provisions of the North Carolina Business Corporation Act entitled the North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act shall not apply to Registrant.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors.

     Registrant is incorporated under the laws of the State of North Carolina. North Carolina’s Business Corporation Act (the “BCA”) contains provisions prescribing the extent to which directors and officers of a corporation shall or may be indemnified.

     Section 55-2-02 of the BCA permits a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of a director for monetary damages for breach of duty as a director. A corporation may not limit or eliminate a director’s personal liability for monetary damages for breach of duty as a director with respect to (1) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of Registrant, (2) liabilities for unlawful distributions, (3) any transaction from which the director derived an improper personal benefit (defined to exclude a director’s reasonable compensation or other reasonable incidental benefit for or on account of his service as a director or otherwise), or (4) acts or omissions occurring prior to the date that the provision limiting liability of directors became effective.

     The Registrant’s bylaws provide for indemnification of directors to the fullest extent permitted by law. Sections 55-8-50 through 55-8-58 of the BCA permit a corporation to indemnify its directors under either or both a statutory or non-statutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative because of the fact that such person was or is director of the corporation, or is or was serving at the request of such corporation as a director of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director (a) conducted himself in good faith, (b) reasonably believed (i) that any action taken in his official capacity with the corporation was in the best interests of the corporation or (ii) that in all other cases his conduct was not opposed to the corporation’s bests interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55 of the BCA. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which a director was adjudged liable to the corporation or in connection with any other proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

     In addition to, and notwithstanding the conditions of and limitations on, the indemnification described above under the statutory scheme, Section 55-8-57 of the BCA permits a corporation to indemnify, or agree to indemnify, any of its directors against liability and expenses (including counsel fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacity, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation.

     Section 55-8-52 of the BCA requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director was, or was threatened to be, made a party because he is or was a director of the corporation. Unless prohibited by the articles of incorporation, a director also may make application and obtain court-ordered indemnification if the court determines that such director is fairly and reasonably entitled to such indemnification as provided in Section 55-8-54 of the BCA.

     Under the Federal Deposit Insurance Act, as amended, both the Bank and Registrant would be prohibited from paying any indemnification with respect to any liability or legal expense incurred by a director as a result of an action or proceeding by a federal banking agency resulting in a civil money penalty or certain other remedies against such person.

     The BCA permits a corporation to provide for indemnification of directors and officers in its articles of incorporation or bylaws or by contract or otherwise, against liability in various proceedings, and to purchase and maintain insurance policies on behalf of these individuals. Registrant’s articles of incorporation provide for the elimination of the personal liability for monetary damages for certain breaches of fiduciary duty by directors and Registrant’s bylaws provide for the indemnification of director to the maximum extent permitted by North Carolina law. Additionally, Registrant has purchased and maintains an insurance policy covering its directors and officers against personal liability, which may include liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     A list of exhibits is set forth on the Exhibit Index that immediately precedes the exhibits and is incorporated by reference herein.

Item 9. Undertakings.

     Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[SIGNATURES ON NEXT PAGE]

SIGNATURES

     Pursuant to the requirements of the Securities Act, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Asheville, State of North Carolina, on the 1st day of November, 2001.

HIGH STREET CORPORATION

By:	/s/ J. Edgar McFarland J. Edgar McFarland President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on this 1st day of November, 2001.

Name	Title

/s/ J. Edgar McFarland J. Edgar McFarland	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Anne D. Martin Anne D. Martin	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Wilbur F. Boswell, III Wilbur F. Boswell, III	Director

M. Hunt Broyhill	Director

/s/ Lynda Lea DeHart Lynda Lea DeHart	Director

/s/ James R. Hodges James R. Hodges	Director

Jimmy R. Jacumin	Director

/s/ Hurshell H. Keener Hurshell H. Keener	Director

Christine M. McGuire	Director

Marvin M. Pearlman	Director

Robert B. Peterson	Director

/s/ Robert A. Richie Robert A. Richie	Director

Carl H. Ricker, Jr.	Director

/s/ Victor C. Shealy, Jr. Victor C. Shealy, Jr.	Director

/s/ A. Alex Shuford A. Alex Shuford	Director

/s/ John T. South John T. South	Director

/s/ John S. Stevens John S. Stevens	Director

/s/ William F. Stokes, Jr. William F. Stokes, Jr.	Director

Karl H. Straus	Director

/s/ Pamela M. Turner Pamela Mills Turner	Director

HIGH STREET CORPORATION

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Articles of Incorporation of High Street Corporation (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed November 1, 2001)

4.2	Bylaws of High Street Corporation (incorporated by reference to Exhibit 3.2 to to Registrant’s Current Report on Form 8-K filed November 1, 2001)

4.3	High Street Corporation Non-Employee Director Stock Option Plan, dated October 31, 2001*

4.4	High Street Corporation Management Stock Option Plan, dated October 31, 2001*

5	Opinion of Kennedy Covington Lobdell & Hickman, L.L.P. as to the legality of the securities being registered *

23.1	Consent of Kennedy Covington Lobdell & Hickman, L.L.P. (included in Exhibit 5 hereto)

24.1	Power of Attorney *

*	Filed herewith.